        AMENDMENT TO         *                          UNITED STATES OF AMERICA
                             *
  ARTICLES OF INCORPORATION  *                                STATE OF LOUISIANA
                             *
             OF              *                               PARISH OF JEFFERSON
                             *
  FAIR GROUNDS CORPORATION   *
                             *
******************************

         BE IT KNOWN, that on this 15th day of December 2000,

         BEFORE ME, STEVEN E. HAYES, a Notary Public, duly commissioned and qualified, in and for the Parish of Orleans, State of Louisiana, and in the presence of the witnesses hereinafter named and undersigned;

         PERSONALLY CAME AND APPEARED: BRYAN G. KRANTZ and DAVID R. SHERMAN, who declared that they are the President and Secretary, respectively, of Fair Grounds Corporation, a corporation domiciled in the City of New Orleans, Parish of Orleans, State of Louisiana, by act passed before Charles Payne Fenner, Jr., Notary Public, March 3, 1941, and recorded in the Mortgage Office for the Parish of Orleans, State of Louisiana, in Book 1589, Folio 451, and amended as per Amendment of Charter passed before Charles Payne Fenner, Jr., Notary Public, under date of April 26, 1941, and recorded in the Mortgage Office for the Parish of Orleans, in Book 1589, Folio 519, and amended as per Amendment to Charter passed before James J. Grevenberg, Notary Public, under date of August 25, 1952, and recorded in the Mortgage Office for the Parish of Orleans, in Book 1838, Folio 461, and amended as per Amendment to Charter passed before Hilary J. Gaudin, Notary Public, under date of March 15, 1957 and recorded in the Mortgage Office of the Parish of Orleans, in Book 1912, Folio 627 and in the office of the Secretary of State in Record of Charters Book No. 237, and amended as per Amendment to Charter passed before Felix W. Gaudin, Notary Public, under date of July 30, 1964 and recorded in the Mortgage Office of the Parish of Orleans, in Book 2067, Folio 14, and in the office of the Secretary of State in Record of Charters Book No. 267, and amended as per Amendment to Charter passed before Felix W. Gaudin, Notary Public, under date of July 26, 1966, and recorded in the Mortgage Office of the Parish of Orleans, in Book 2098, Folio 468, and in the office of the Secretary of State in Record Charters Book No. 275, and amended as per Amendment to Charter passed before Felix W. Gaudin, Notary Public, under date of July 17, 1967, and recorded in the Mortgage Office of the Parish of Orleans, in Book 2120, Folio 302, and in the office of the Secretary of State in Charters Book No. 277, and amended as per Amendment to Charter passed before Felix W. Gaudin, Notary Public, under date of June 5, 1974, and recorded in the Mortgage Office of the Parish of Orleans in Book 2240, Folio 376, and amended as per Amendment to Charter passed before Neil S. Hyman, Notary Public, under date of March 10, 1980, and recorded in the Mortgage Office of the Parish of Orleans, in Book 2350, Folio 733, and amended as per Amendment to Charter passed before Louie J. Roussel, III, Notary Public, under date of April 30, 1981, and recorded in the Mortgage Office of the Parish of Orleans in Book 2372, Folio 622, and in the office of the Secretary of State in Record of Charters Book 334, also declared that they appear for the purpose of executing this act of amendment and putting into authentic form the amendments agreed to by the requisite vote of the shareholders of Fair Grounds Corporation.

         And said appearers further declared that by said requisite vote of the shareholders of said Corporation, it was resolved that the amendments so adopted are as follows:

         A. That Article VI of the Articles of Incorporation be deleted and the following is inserted in lieu thereof:


                                  ARTICLE VI.


                  The total number of shares of this Corporation shall be Three Thousand (3,000) common shares of no par value. All common shares shall, upon issuance, be deemed fully paid stock and not liable to any further call or assessment. Such common shares may be issued by the Corporation from time to time by the Board of Directors thereof, without the necessity of any authority by the shareholders, except as otherwise required by law. The Corporation may, in lieu of issuing fractional shares or scrip, pay to any person who would otherwise be entitled to receive a fractional share an amount in cash equal to the fair market value of such fractional share, as determined by the Board of Directors. All of the voting rights of this Corporation shall be vested in the holders of common shares.

                  Upon the effectiveness of this amendment, each common share of the Corporation issued and outstanding or held by the Corporation as a treasury share at such time shall be reclassified and converted into a fractional share equal to the product of (a) one (1) and (b) one two-hundredth (1/200) or such other fraction determined as set forth below (the "Conversion Fraction"). If the reclassification of the common shares of the Corporation using a Conversion Fraction of one two-hundredth (1/200) constitutes a "Business Combination" within the meaning of Section 132 of the Business Corporation Law of Louisiana (L.S.A.R.S. 12:132), then the Conversion Fraction shall be a fraction of the numerator of which is one
                  (1) and the denominator of which is the largest whole number less than two hundred (200) that does not result in such reclassification and conversion being a Business Combination, in each case, as determined by the Board of Directors of the Corporation. In lieu of issuing any fractional shares resulting from such reclassification and conversion, the Corporation shall pay to each person who would otherwise be entitled to receive a fractional share an amount in cash equal to the product of (as) Forty and no/100 Dollars ($40.00) and
                  (bb) the fraction of a share to which


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                  such person would otherwise be entitled and (cc) the
                  reciprocal of the Conversion Fraction.

        B. That the final two (2) sentences of Article VIII of the Articles of Incorporation be deleted so that said Article shall henceforth read as follows:

                                  ARTICLE VIII


                  Unless and until otherwise provided in the By-laws, all the corporate powers of this Corporation shall be vested in and the business affairs of the Corporation shall be managed by a Board of not less than fourteen (14) nor more than seventeen
                  (17).

                  The Board of Directors shall have the authority to make and alter By-laws, including the right to make or alter By-laws fixing their qualifications, classification or term of office, or fixing or increasing their compensation subject to the power of the shareholders to change or repeal the By-laws so made.

                  The Directors of this Company shall be entitled to vote or participate by proxy at any regular or special meeting of the Board of Directors.

                  The annual meeting of the shareholders for the election of Directors shall be held at the registered office of the corporation and shall take place on the second Thursday of June each year, beginning with June, 1974, unless or until otherwise provided in the By-laws.

                  Meetings of the Board of Directors may be held at any place or places authorized by the By-laws and whether within or without the State of Louisiana.

                  Any vacancies for whatever reason occurring in the membership of the Board shall be filled by the remaining Director or Directors, whether or not constituting a quorum of the Board, at any regular meeting or at any special meeting of the Board called for that purpose.

        The foregoing Amendments were adopted by the shareholders of the Corporation at a Special Meeting of Shareholders held at 10:00 A.M. on Tuesday, November 28, 2000, at the Fair Grounds Race Course, 1751 Gentilly Boulevard, New Orleans, Louisiana.

        There were 347,514 shares represented at the aforementioned Shareholders' meeting. The number of outstanding shares, and the total number of votes cast for and against the foregoing Amendments are as follows:

        Amendment to Article VI:

                  Number of                        Number of
                  Outstanding Shares               Votes Cast
                  ------------------               ----------
                   Shares                      For          Against
                  -------                      ---          -------
                  468,580                    345,003         1,417

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


         Amendment to Article VIII

                                       Number
    Number of                        Votes Cast
Outstanding Shares                -----------------
      Shares                       For      Against
------------------               -------    -------
468,580                          345,003      1,417

         This Amendment shall be effective at 11:59 PM on the 15th day of December 2000.

         THUS DONE AND PASSED, at Metairie, Louisiana, on the day, month and year hereinabove written, in the presence of the undersigned competent witnesses who herewith sign their names with the said appearers and me, Notary, after due reading of the whole.

WITNESSES:                          FAIR GROUNDS CORPORATION


/s/ Marilyn V. Alemena              BY: /s/ Bryan G. Krantz
------------------------            ------------------------------
                                    BRYAN G. KRANTZ, President
                                    President


/s/ Jennifer A. Boudreau            By: /s/ David R. Sherman
------------------------            ------------------------------
                                    DAVID R. SHERMAN, Secretary


                              /s/ Steven E. Hayes
                            ------------------------
                                STEVEN E. HAYES
                                 Notary Public


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